Exhibit 99.1

PRESS RELEASE	Contact: Richard P. Smith
For Immediate Release	President & CEO (530) 898-0300
TRICO BANCSHARES ANNOUNCES QUARTERLY RESULTS
CHICO, CA – (October 28, 2019) – TriCo Bancshares (NASDAQ: TCBK) (the “Company”), parent company of Tri Counties Bank, today announced net income of $23,395,000 for the quarter ended September 30, 2019, compared to $23,061,000 during the trailing quarter ended June 30, 2019 and $16,170,000 during the quarter ended September 30, 2018. Diluted earnings per share were $0.76 for the third quarter of 2019, compared to $0.75 for the second quarter of 2019 and $0.53 for the third quarter of 2018.
Financial Highlights
Performance highlights and other developments for the Company as of or for the three and nine months ended September 30, 2019 included the following:
•For the three and nine months ended September 30, 2019, the Company’s return on average assets was 1.44% and 1.44%, respectively, and the return on average equity was 10.42% and 10.67%, respectively.
•As of September 30, 2019, the Company reported total loans, total assets and total deposits of $4.18 billion, $6.38 billion and $5.30 billion, respectively.
•The loan to deposit ratio was 79.0% as of September 30, 2019 as compared to 76.8% at June 30, 2019 and 79.0% at September 30, 2018.
•For the current quarter, net interest margin was 4.44% on a tax equivalent basis as compared to 4.29% in the quarter ended September 30, 2018 and decreased 6 basis points from the trailing quarter.
•Non-interest bearing deposits as a percentage of total deposits were 33.6% at September 30, 2019, as compared to 33.3% at June 30, 2019 and 33.6% at September 30, 2018.
•The average rate of interest paid on deposits, including non-interest-bearing deposits, remained low but increased slightly to 0.23% for the third quarter of 2019 as compared with 0.22% for the trailing quarter, and an increase of 7 basis points from the average rate paid during the same quarter of the prior year.
•Non-performing assets to total assets were 0.31% at September 30, 2019, as compared to 0.35% as of June 30, 2019, and 0.47% at December 31, 2018.
•The balance of nonperforming loans decreased by $2.0 million, and was facilitated by the sale of loans and charge-offs. Net charge-offs (recoveries) for the quarter ended September 30, 2019 and 2018 were $1.0 million and ($0.2) million, respectively, while net charge-offs (recoveries) for the nine months ended September 30, 2019 were ($0.3) million and $0.5 million, respectively.
•The efficiency ratio declined to 58.8%, as compared to 60.1%, in the trailing quarter and 65.3% in the same quarter of the 2018 year. Excluding merger and acquisition costs from the 2018 year results in an efficiency ratio of 59.56%.
•Non-interest income associated with service charges and fees increased by 4.6% over the trailing quarter and 8.7% over the same quarter in the prior year.
President and CEO, Rick Smith commented, “Our record earnings for the third quarter were a direct result of a full team effort across every department of the Bank. We increased our loan to deposit ratio through a reduction in investment security balances whose proceeds were utilized to fund loan growth. In addition, through asset sales, we accomplished a substantial reduction in nonperforming loans and underperforming municipal investment securities. Our mortgage loan processors pushed forward at near capacity levels resulting in almost a doubling of gains from the sale of loans as compared to the trailing quarter. The market leading cash management services we offer continue to drive growth in transaction volume and the number of customers we serve. Further, we continue to focus on cost containment and increased efficiency measures. We believe that the continued execution of these and other strategies combined with our long history paying quarterly cash dividends, which were recently increased to $0.22 per share, create a noteworthy value proposition for our shareholders.”

Summary Results
For the three and nine months ended September 30, 2019, the Company’s return on average assets was 1.44% and 1.44%, respectively, and the return on average equity was 10.42% and 10.67%, respectively. For the three and nine months ended September 30, 2018, the Company’s return on average assets was 1.05% and 1.15%, respectively, and the return on average equity was 9.11% and 10.44%, respectively. While there were no merger and acquisition expenses incurred during the 2019 periods as compared to $4,150,000 and $5,227,000 during the three and nine months ended September 30, 2018, the increases in return on average assets and average equity were also benefited by increases in net interest income of $4,199,000 and $41,529,000, respectively, during the three and nine months ended September 30, 2019.
The following is a summary of the components of the Company’s operating results and performance ratios for the periods indicated:

	Three months ended
	September 30,	June 30,
(dollars and shares in thousands)	2019	2019	$ Change	% Change
Net interest income	64,688	$64,315	$373	0.6%
Reversal of (provision for) loan losses	329	(537)	866	nm
Noninterest income	14,108	13,423	685	5.1%
Noninterest expense	(46,344)	(46,697)	353	(0.8)%
Provision for income taxes	(9,386)	(7,443)	(1,943)	26.1%
Net income	$23,395	$23,061	$334	1.4%
Diluted earnings per share	$0.76	$0.75	$0.01	1.33%
Dividends per share	$0.22	$0.19	$0.03	15.80%
Average common shares	30,509	30,458	51	0.2%
Average diluted common shares	30,629	30,643	(14)	(0.0)%
Return on average total assets	1.44%	1.45%
Return on average equity	10.42%	10.68%
Efficiency ratio	58.82%	60.07%

	Three months ended September 30,
(dollars and shares in thousands)	2019	2018	$ Change	% Change
Net interest income	64,688	$60,489	$4,199	6.9%
Reversal of (provision for) loan losses	329	(2,651)	2,980	nm
Noninterest income	14,108	12,336	1,772	14.4%
Noninterest expense	(46,344)	(47,528)	1,184	(2.5)%
Provision for income taxes	(9,386)	(6,476)	(2,910)	44.9%
Net income	$23,395	$16,170	$7,225	44.7%
Diluted earnings per share	$0.76	$0.53	$0.23	43.4%
Dividends per share	$0.22	$0.17	$0.05	29.4%
Average common shares	30,509	30,011	498	1.7%
Average diluted common shares	30,629	30,291	338	1.1%
Return on average total assets	1.44%	1.05%
Return on average equity	10.42%	9.11%
Efficiency ratio	58.82%	65.26%

	Nine months ended September 30,
(dollars and shares in thousands)	2019	2018	$ Change	% Change
Net interest income	$192,873	$151,344	$41,529	27.4%
Reversal of (provision for) loan losses	1,392	(1,777)	3,169	nm
Noninterest income	39,334	36,466	2,868	7.9%
Noninterest expense	(138,493)	(123,226)	(15,267)	12.4%
Provision for income taxes	(25,924)	(17,698)	(8,226)	46.5%
Net income	$69,182	$45,109	$17,735	53.4%
Diluted earnings per share	$2.25	$1.76	$0.49	27.8%
Dividends per share	$0.60	$0.51	$0.09	17.6%
Average common shares	30,441	25,317	5,124	20.2%
Average diluted common shares	30,650	25,617	5,033	19.6%
Return on average total assets	1.44%	1.15%
Return on average equity	10.67%	10.44%
Efficiency ratio	59.64%	65.65%

Balance Sheet
Total loans outstanding reached a record high of $4.18 billion as of September 30, 2019, an increase of 3.8% over the trailing twelve month period and an annualized increase of 7.7% over the trailing quarter. In general, year over year increases in deposit balances and reductions in investment security balances were utilized to fund loan growth and pay down outstanding balances of other borrowings.
The retention of earnings generated from the balance sheet changes discussed below was the primary driver in total equity increasing to $896,665,000 at September 30, 2019 as compared to $875,886,000 at June 30, 2019, which is inclusive of $1,499,000 and $(2,198,000) in accumulated other comprehensive income (loss) at the same periods, respectively. As a result, the Company’s book value per share increased to $29.39 per share at September 30, 2019 from $28.71 at June 30, 2019. The Company’s tangible book value per share, calculated by subtracting goodwill and other intangible assets from total shareholders’ equity and dividing that sum by total shares outstanding, increased to $21.33 per share at September 30, 2019 from $20.60 per share June 30, 2019. Excluding accumulated other comprehensive losses from total equity for both quarters, tangible book value per share increased to $21.28 at September 30, 2019 from $20.68 at June 30, 2019.
Trailing Quarter Balance Sheet Change

Ending balances	As of September 30,	As of June 30,	$ Change	Annualized % Change
($‘s in thousands)	2019	2019
Total assets	$6,384,883	$6,395,172	$(10,289)	(0.6)%
Total loans	4,182,348	4,103,687	78,661	7.7%
Total investments	1,397,753	1,566,720	(168,967)	(43.1)%
Total deposits	$5,295,407	$5,342,173	$(46,766)	(3.5)%
Loan growth of $78,661,000 or 7.7% on an annualized basis during the third quarter of 2019 provided benefit to the yield on earning assets and net interest margin as prepayments and sales of investment securities were utilized to fund loans and to reduce the need for overnight borrowings from the Federal Home Loan Bank.
Average Trailing Quarter Balance Sheet Change

Qtrly avg balances	As of September 30,	As of June 30,	$ Change	Annualized % Change
($‘s in thousands)	2019	2019
Total assets	$6,452,470	$6,385,889	$66,581	4.2%
Total loans	4,142,602	4,044,044	98,558	9.7%
Total investments	1,536,691	1,573,112	(36,421)	(9.3)%
Total deposits	$5,327,235	$5,370,879	$(43,644)	(3.3)%
The growth in average loans of $98,558,000 or 9.7%, on an annualized basis, during the third quarter was greater than the end of period growth as nearly all of the growth for the second quarter occurred during the month of June and third quarter growth was concentrated in July and August.
Year Over Year Balance Sheet Change

Ending balances	As of September 30,
($'s in thousands)	2019	2018	$ Change	% Change
Total assets	$6,384,883	$6,318,865	$66,018	1.0%
Total loans	4,182,348	4,027,436	154,912	3.8%
Total investments	1,397,753	1,535,953	(138,200)	(9.0)%
Total deposits	$5,295,407	$5,093,117	$202,290	4.0%
Total assets have grown by $66,018,000 or 1.0% between September 2018 and September 2019. This growth was led by $154,912,000 or 3.8% in loan growth which was funded by $202,290,000 or 4.0% in deposit growth. Deposit growth in excess of loan growth and the reduction in investment security balances was utilized to reduce other borrowings.

Net Interest Income and Net Interest Margin
The following is a summary of the components of net interest income for the periods indicated:

	Three months ended
	September 30,	June 30,
(dollars in thousands)	2019	2019	$ Change	% Change
Interest income	$68,889	$68,180	$709	1.0%
Interest expense	(4,201)	(3,865)	(336)	8.7%
Fully tax-equivalent adjustment (FTE) (1)	289	298	(9)	(3.0)%
Net interest income (FTE)	$64,977	$64,613	$364	0.6%
Net interest margin (FTE)	4.44%	4.50%

Acquired loans discount accretion, net:
Amount (included in interest income)	$2,360	$1,904	$456	23.9%
Effect on average loan yield	0.23%	0.19%
Effect on net interest margin (FTE)	0.16%	0.13%

	Three months ended September 30,
(dollars in thousands)	2019	2018	$ Change	% Change
Interest income	$68,889	$64,554	$4,335	6.7%
Interest expense	(4,201)	(4,065)	(136)	3.3%
Fully tax-equivalent adjustment (FTE) (1)	289	357	(68)	(19.0)%
Net interest income (FTE)	$64,977	$60,846	$4,131	6.8%
Net interest margin (FTE)	4.44%	4.29%

Acquired loans discount accretion, net:
Amount (included in interest income)	$2,360	$2,098	$262	12.5%
Effect on average loan yield	0.23%	0.21%
Effect on net interest margin (FTE)	0.16%	0.14%

	Nine months ended September 30,
(dollars in thousands)	2019	2018	$ Change	% Change
Interest income	$204,526	$160,153	$44,373	27.7%
Interest expense	(11,653)	(8,809)	(2,844)	32.3%
Fully tax-equivalent adjustment (FTE) (1)	929	982	(53)	(5.4)%
Net interest income (FTE)	$193,802	$152,326	$41,476	27.2%
Net interest margin (FTE)	4.48%	4.22%

Acquired loans discount accretion, net:
Amount (included in interest income)	$5,919	$3,289	$2,630	80.0%
Effect on average loan yield	0.19%	0.13%	0.06%
Effect on net interest margin (FTE)	0.08%	0.05%	0.03%
(1)Information is presented on a fully tax-equivalent (FTE) basis. The Company believes the use of this non-generally accepted accounting principles (non-GAAP) measure provides additional clarity in assessing its results, and the presentation of these measures on a FTE basis is a common practice within the banking industry.
Loans may be acquired at a premium or discount to par value, in which case, the premium is amortized (subtracted from) or accreted (added to) interest income over the remaining life of the loan. Generally, as time goes on, the effects of loan discount accretion and loan premium amortization decrease as the purchased loans mature or pay off early. Upon the early pay off of a loan, any remaining (unaccreted) discount or (unamortized) premium is immediately taken into interest income; and as loan payoffs may vary significantly from quarter to quarter, so may the impact of discount accretion and premium amortization on interest income. As a result of the declining rate environment, the prepayment rate of portfolio loans, inclusive of those acquired at a premium or discount, accelerated and this is evidenced by the 23.9% increase in discount accretion included in interest income during the third quarter of 2019 as compared to the trailing quarter. During the three months ended September 30, 2019, June 30, 2019 and March 31, 2019, purchased loan discount accretion was $2,360,000, $1,904,000, and $1,655,000, respectively. During the three months ended March 31, 2019, loans purchased at net premium several years ago were repaid prior to expected maturity resulting in approximately $259,000 of accelerated amortization.

The following table shows the components of net interest income and net interest margin on a fully tax-equivalent (FTE) basis for the quarterly periods indicated:
ANALYSIS OF CHANGE IN NET INTEREST MARGIN ON EARNING ASSETS
(unaudited, dollars in thousands)

	Three Months Ended			Three Months Ended			Three Months Ended
	September 30, 2019			June 30, 2019			September 30, 2018
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Loans	$4,142,602	$56,999	5.46%	$4,044,044	$55,491	5.50%	$4,019,391	$53,102	5.24%
Investments-taxable	1,403,653	10,172	2.88%	1,432,550	10,763	3.01%	1,326,756	9,648	2.89%
Investments-nontaxable (1)	133,038	1,250	3.73%	140,562	1,358	3.88%	163,309	1,546	3.76%
Total investments	1,536,691	11,422	2.95%	1,573,112	12,121	3.14%	1,490,065	11,194	2.98%
Cash at Federal Reserve and other banks	130,955	757	2.29%	147,810	866	2.35%	119,635	615	2.04%
Total earning assets	5,810,248	69,178	4.72%	5,764,966	68,478	4.76%	5,629,091	64,911	4.57%
Other assets, net	642,222			620,923			626,622
Total assets	$6,452,470			$6,385,889			$6,255,713
Liabilities and shareholders’ equity
Interest-bearing demand deposits	$1,240,548	284	0.09%	$1,276,388	289	0.09%	$1,125,159	$248	0.09%
Savings deposits	1,861,166	1,192	0.25%	1,888,234	1,307	0.28%	1,803,022	833	0.18%
Time deposits	447,669	1,574	1.39%	441,116	1,403	1.28%	430,286	991	0.91%
Total interest-bearing deposits	3,549,383	3,050	0.34%	3,605,738	2,999	0.33%	3,358,467	2,072	0.24%
Other borrowings	73,350	334	1.81%	17,963	37	0.83%	246,637	1,178	1.89%
Junior subordinated debt	57,156	817	5.67%	57,222	829	5.81%	56,973	815	5.68%
Total interest-bearing liabilities	3,679,889	4,201	0.45%	3,680,923	3,865	0.42%	3,662,077	4,065	0.44%
Noninterest-bearing deposits	1,777,852			1,765,141			1,710,374
Other liabilities	104,062			73,541			86,131
Shareholders’ equity	890,667			866,284			797,131
Total liabilities and shareholders’ equity	$6,452,470			$6,385,889			$6,255,713
Net interest rate spread (1) (2)			4.27%			4.34%			4.13%
Net interest income and margin (1) (3)		$64,977	4.44%		$64,613	4.50%		$60,846	4.29%
(1)Fully taxable equivalent (FTE)
(2)Net interest spread is the average yield earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(3)Net interest margin is computed by calculating the difference between interest income and interest expense, divided by the average balance of interest-earning assets. All yields and rates are calculated using the specific day counts for the period and the total number of days for the year.
Net interest income (FTE) during the three months ended September 30, 2019 increased $364,000 or 0.6% to $64,977,000 compared to $64,613,000 during the three months ended June 30, 2019. At the same time net interest margin declined 6 basis points to 4.44% as compared to 4.50% in the trailing quarter. The increase in net interest income (FTE) was due primarily to a shift in average balances from investments and excess liquidity maintained with the Federal Reserve yielding 2.95% and 2.29%, respectively during the third quarter to loans which yielded 5.46% during the same period. The yield on interest earning assets was 4.72% for the quarter ended September 30, 2019, which represents a decrease of 4 basis points over the trailing quarter and an increase of 15 basis points over the same quarter in the prior year.
The index utilized in a significant portion of the Company’s variable rate loans, Wall Street Journal Prime, has decreased by 50 basis points during the the quarter to 5.00% at September 30, 2019, as compared to 5.25% at September 30, 2018. The index decreased by 25 basis points each month in both August and September, 2019. As such, there were minimal changes to loan yields as compared to the trailing quarter. However, as compared to the same quarter in the prior year, average loan yields increased 22 basis points from 5.24% during the three months ended September 30, 2018 to 5.46% during the three months ended September 30, 2019. Of the 22 basis point increase in yields on loans, 20 basis points was attributable to increases in market rates while 2 basis points was from increased accretion of purchased loans.

Despite the slight decreases in the average balances of interest bearing deposits which reduced interest expense, these benefits were offset by the single basis point increase in the cost of interest deposits. Further, while the average balance of interest bearing liabilities remained flat, the rate paid on other borrowings grew by 98 basis points to 1.81% for the third quarter of 2019 which was the primary driver of the cost of interest bearing liabilities growing 3 basis points to 0.45% for the third quarter of 2019 as compared to 0.83% for the second quarter of 2019. The impact of changes in rates and volumes of interest bearing liabilities resulted in an increase in interest expense of $336,000 during the current quarter. Comparing the quarter ended September 30, 2019 to the same quarter in the prior year, the cost of interest bearing deposits increased by 10 basis points to 0.34% from 0.24% as a direct result of market competition for deposits and the overall rise in the rate environment experienced subsequent to 2017.
The following table shows the components of net interest income and net interest margin on a fully tax-equivalent (FTE) basis for the year-to-date periods indicated:
ANALYSIS OF CHANGE IN NET INTEREST MARGIN ON EARNING ASSETS
(unaudited, dollars in thousands)

	Nine months ended			Nine months ended
	September 30, 2019			September 30, 2018
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Loans	$4,070,568	$166,888	5.48%	$3,387,390	$130,455	5.15%
Investments–taxable	1,420,426	31,849	3.00%	1,192,304	25,042	2.81%
Investments-nontaxable (1)	138,580	4,024	3.88%	145,298	4,254	3.91%
Total investments	1,559,006	35,873	3.08%	1,337,602	29,296	2.93%
Cash at Federal Reserve and other banks	148,995	2,694	2.42%	101,889	1,384	1.82%
Total earning assets	5,778,569	205,455	4.75%	4,826,881	161,135	4.46%
Other assets, net	643,130			449,020
Total assets	$6,421,699			$5,275,901
Liabilities and shareholders’ equity
Interest-bearing demand deposits	$1,263,312	860	0.09%	$1,038,775	673	0.09%
Savings deposits	1,892,122	3,631	0.26%	1,524,048	1,671	0.15%
Time deposits	443,546	4,277	1.29%	350,559	2,058	0.78%
Total interest-bearing deposits	3,598,980	8,768	0.33%	2,913,382	4,402	0.20%
Other borrowings	35,814	384	1.43%	165,026	2,106	1.70%
Junior subordinated debt	57,109	2,501	5.86%	56,928	2,301	5.39%
Total interest-bearing liabilities	3,691,903	11,653	0.42%	3,135,336	8,809	0.38%
Noninterest-bearing deposits	1,761,037			1,462,209
Other liabilities	101,947			72,772
Shareholders’ equity	866,812			605,584
Total liabilities and shareholders’ equity	$6,421,699			$5,275,901
Net interest rate spread (1) (2)			4.33%			4.08%
Net interest income and margin (1) (3)		$193,802	4.48%		$152,326	4.22%
(1)Fully taxable equivalent (FTE)
(2)Net interest spread is the average yield earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(3)Net interest margin is computed by calculating the difference between interest income and interest expense, divided by the average balance of interest-earning assets. All yields and rates are calculated using the specific day counts for the period and the total number of days for the year.
Net interest income (FTE) during the nine months ended September 30, 2019 increased $41,476,000 or 27.2% to $193,802,000 compared to $152,326,000 during the nine months ended September 30, 2018. The increase was substantially attributable to changes in volume of earning assets from the acquisition of FNB Bancorp in July 2018 in addition to organic loan growth experienced during the second and third quarters of 2019. The yield on interest earning assets was 4.75% and 4.46% for the nine months ended September 30, 2019 and 2018, respectively. This 29 basis point increase in earning asset yield was primarily attributable to a 33 basis point increase in loan yields and a 19 basis point increase in yields on investments. Of the 33 basis point increase in yields on loans, 27 basis points was attributable to increases in market rates while 6 basis points was from increased accretion of purchased loans.
The increases in yields on earning assets were partially offset by increased funding costs as the costs of total interest bearing liabilities increased 4 basis points to 0.42% during the nine months ended September 30, 2019, as compared to 0.38% for the nine months ended September 30, 2018. During the same period, costs associated with interest bearing deposits increased by 13 basis points to 0.33% as compared to 0.20% in the prior year. The increase in interest expense for the nine months ended September 30, 2019 as compared to the prior period was due entirely to the increases in volume associated with interest-bearing deposits, offset partially with declines in volume of overnight borrowings.

Asset Quality and Loan Loss Provisioning
The Company recorded a benefit from the reversal of loan losses of $329,000 during the three months ended September 30, 2019 as compared to a provision of $537,000 for the trailing quarter, as well as provision of $2,651,000 in the same quarter of the prior year. The reversal of loan losses during the quarter ended September 30, 2019 was driven by a reduction in calculated specific reserves following the sale and charge-off of non-performing loans with carrying values totaling $4,279,000. The amount of required provision reversal was partially offset by loan growth of $78,661,000 during the third quarter. For the nine months ended September 30, 2019 the Company recorded a benefit from the reversal of loan losses of $1,392,000. While year to date loan growth in 2019 totaled $160,334,000, nonperforming loans decreased by $8,929,000, past due loans decreased by $9,279,000 and net recoveries were $347,000 during the same period. Net charge-offs (recoveries) for the quarter ended September 30, 2019 and 2018 were $1.0 million and ($0.2) million, respectively, while net charge-offs (recoveries) for the nine months ended September 30, 2019 were ($0.3) million and $0.5 million, respectively.
Provision for Income Taxes
The Company’s effective tax rate was 28.6% for the quarter ended September 30, 2019 as compared to 28.6% for the same quarter in the prior year. During the three and nine months ended September 30, 2019 as compared to the same periods in the 2018 year, the Company received non-taxable death benefits from life insurance proceeds. These benefits were offset by an increase in the estimated level of non-deductible compensation associated with increases in compensation to covered employees.
Non-interest Income
The following table presents the key components of non-interest income for the current and trailing quarterly periods indicated:

	Three months ended
(dollars in thousands)	September 30, 2019	June 30, 2019	$ Change	% Change
ATM and interchange fees	$5,427	$5,404	$23	0.4%
Service charges on deposit accounts	4,327	4,182	145	3.5%
Other service fees	808	619	189	30.5%
Mortgage banking service fees	483	475	8	1.7%
Change in value of mortgage servicing rights	(455)	(552)	97	(17.6)%
Total service charges and fees	10,590	10,128	462	4.6%
Increase in cash value of life insurance	773	746	27	3.6%
Asset management and commission income	721	739	(18)	(2.4)%
Gain on sale of loans	1,236	575	661	115.0%
Lease brokerage income	172	239	(67)	(28.0)%
Sale of customer checks	126	135	(9)	(6.7)%
Gain on sale of investment securities	107	—	107	—%
Gain on marketable equity securities	22	42	(20)	(47.6)%
Other	361	819	(458)	(55.9)%
Total other non-interest income	3,518	3,295	223	6.8%
Total non-interest income	$14,108	$13,423	$685	5.1%
Non-interest income increased $685,000 or 5.1% to $14,108,000 during the three months ended September 30, 2019 compared to the trailing quarter June 30, 2019. The increase in non-interest income was due primarily to increases in fees charged for various services and increases in usage associated with both services and interchange transactions. As a result, service charges on deposit accounts increased over the linked quarter by $145,000 or 3.5% and other service fees increased by $189,000 or 30.5%. Rates associated with mortgage loans, which declined significantly late in the second quarter of 2019, remained at near historic lows during the third quarter and resulted in a $661,000 increase in gains from the sale of loans due to an increase in the volume of mortgage loans sold. Similar to the second quarter of 2019, the value of mortgage servicing rights continued to decline which is consistent with the declining rate environment and changes in the assumptions utilized in determining their fair value. Specifically, further increases in prepayment speeds resulting from decreases in the 15 and 30 year mortgage rates continued to be the largest contributors to the decline in fair value of the mortgage servicing asset. These positive changes in non-interest income were offset by a reduction in other non-interest income which included $104,000 and $696,000 in death benefit insurance proceeds during the third and second quarters of 2019, respectively. During the three months ended September 30, 2019, net gains of $107,000 were realized from the sale of investment securities and there were no security sales in the trailing quarter.

The following table presents the key components of non-interest income for the current and prior year quarterly periods indicated:

	Three months ended September 30,
(dollars in thousands)	2019	2018	$ Change	% Change
ATM and interchange fees	$5,427	$4,590	$837	18.2%
Service charges on deposit accounts	4,327	4,015	312	7.8%
Other service fees	808	676	132	19.5%
Mortgage banking service fees	483	499	(16)	(3.2)%
Change in value of mortgage servicing rights	(455)	(37)	(418)	1,129.7%
Total service charges and fees	10,590	9,743	847	8.7%
Increase in cash value of life insurance	773	732	41	5.6%
Asset management and commission income	721	728	(7)	(1.0)%
Gain on sale of loans	1,236	539	697	129.3%
Lease brokerage income	172	186	(14)	(7.5)%
Sale of customer checks	126	88	38	43.2%
Gain on sale of investment securities	107	207	(100)	(48.3)%
Gain (loss) on marketable equity securities	22	(22)	44	(200.0)%
Other	361	135	226	167.4%
Total other non-interest income	3,518	2,593	925	35.7%
Total non-interest income	$14,108	$12,336	$1,772	14.4%
Non-interest income increased $1,772,000 (14.4%) to $14,108,000 during the three months ended September 30, 2019 compared to the same period in 2018. As noted previously, the increase in non-interest income was largely driven by increases in fees charged for various services and increases in usage associated with both services and interchange transactions. As a result, ATM and interchange fees increased by $837,000 (18.2%) during the the three months ended September 30, 2019 compared to 2018, and service charges on deposit accounts increased by $312,000 (7.8%) over the same period. Other significant increases in non-interest income for the three months ended September 30, 2019 include the aforementioned increase in gain on sale of loans totaling $697,000 and death benefit insurance proceeds of $104,000 realized during the third quarters of 2019. There were no death benefit insurance proceeds received during 2018.
The following table presents the key components of non-interest income for the current and prior year-to-date periods indicated:

	Nine months ended September 30,
(dollars in thousands)	2019	2018	$ Change	% Change
ATM and interchange fees	$15,412	$13,335	$2,077	15.6%
Service charges on deposit accounts	12,389	11,407	982	8.6%
Other service fees	2,198	2,020	178	8.8%
Mortgage banking service fees	1,441	1,527	(86)	(5.6)%
Change in value of mortgage servicing rights	(1,652)	38	(1,690)	(4,447.4)%
Total service charges and fees	29,788	28,327	1,461	5.2%
Increase in cash value of life insurance	2,294	1,996	298	14.9%
Asset management and commission income	2,102	2,414	(312)	(12.9)%
Gain on sale of loans	2,223	1,831	392	21.4%
Lease brokerage income	631	514	117	22.8%
Sale of customer checks	401	327	74	22.6%
Gain on sale of investment securities	107	207	(100)	(48.3)%
Gain (loss) on marketable equity securities	100	(92)	192	(208.7)%
Other	1,688	942	746	79.2%
Total other non-interest income	9,546	8,139	1,407	17.3%
Total non-interest income	$39,334	$36,466	$2,868	7.9%

Non-interest income increased $2,868,000 (7.9%) to $39,334,000 during the nine months ended September 30, 2019 compared to the comparable nine month period in 2018. Non-interest income for the nine months ended 2019 as compared to the same period in 2018 was impacted by changes in the fair value of the Company’s mortgage servicing assets, which contributed to a $1,690,000 decline, coupled with the previously discussed increase in income charged for interchange fees and service charges, which increased by $2,077,000 (15.6%) and $982,000 (8.6%), respectively. Other non-interest income was positively impacted by the receipt of $831,000 in death benefit insurance proceeds during the nine months ended September 30, 2019 compared to none in the same 2018 period.
Non-interest Expense
The following table presents the key components of non-interest expense for the current and trailing quarterly periods indicated:

	Three months ended
(dollars in thousands)	September 30, 2019	June 30, 2019	$ Change	% Change
Base salaries, net of deferred loan origination costs	$17,656	$17,211	$445	2.6%
Incentive compensation	3,791	3,706	85	2.3%
Benefits and other compensation costs	5,452	5,802	(350)	(6.0)%
Total salaries and benefits expense	26,899	26,719	180	0.7%
Occupancy	3,711	3,738	(27)	(0.7)%
Data processing and software	3,411	3,354	57	1.7%
Equipment	1,679	1,752	(73)	(4.2)%
Intangible amortization	1,431	1,431	—	—%
Advertising	1,358	1,533	(175)	(11.4)%
ATM and POS network charges	1,343	1,270	73	5.7%
Professional fees	999	1,057	(58)	(5.5)%
Telecommunications	867	773	94	12.2%
Regulatory assessments and insurance	94	490	(396)	(80.8)%
Postage	438	315	123	39.0%
Operational losses	228	226	2	0.9%
Courier service	357	412	(55)	(13.3)%
Gain on sale of foreclosed assets	(50)	(197)	147	(74.6)%
Loss on disposal of fixed assets	2	42	(40)	(95.2)%
Other miscellaneous expense	3,577	3,782	(205)	(5.4)%
Total other non-interest expense	19,445	19,978	(533)	(2.7)%
Total non-interest expense	$46,344	$46,697	$(353)	(0.8)%
Average full-time equivalent staff	1,160	1,138	22	1.9%
Non-interest expense for the quarter ended September 30, 2019 decreased $353,000 (0.8%) to $46,344,000 as compared to $46,697,000 during the trailing quarter ended June 30, 2019. Increases in salaries were primarily attributable to the increase in average full-time equivalent staff and to a lesser extent, compensation adjustments associated with changes in the Company's management structure. The nominal increase in incentive compensation cost, which contributed to an $85,000 increase in non-interest expense as compared to the trailing quarter, relates directly to loan originations and net loan growth. By comparison, incentive compensation expense of $2,567,000 was incurred during the first quarter of 2019, a period when loan growth approximated $12,317,000. The decrease in regulatory assessment expense totaled $396,000 during the third quarter of 2019, following a credit from the Deposit Insurance Fund totaling $435,000.While other miscellaneous expenses declined by $205,000 in the third quarter of 2019 as compared to the trailing quarter, there were no singularly significant items of change that were identified.

The following table presents the key components of non-interest expense for the current and prior year quarterly periods indicated:

	Three months ended September 30,
(dollars in thousands)	2019	2018	$ Change	% Change
Base salaries, net of deferred loan origination costs	$17,656	$15,685	$1,971	12.6%
Incentive compensation	3,791	4,515	(724)	(16.0)%
Benefits and other compensation costs	5,452	5,623	(171)	(3.0)%
Total salaries and benefits expense	26,899	25,823	1,076	4.2%
Occupancy	3,711	3,173	538	17.0%
Data processing and software	3,411	2,786	625	22.4%
Equipment	1,679	1,750	(71)	(4.1)%
Intangible amortization	1,431	1,390	41	2.9%
Advertising	1,358	1,341	17	1.3%
ATM and POS network charges	1,343	1,197	146	12.2%
Professional fees	999	1,352	(353)	(26.1)%
Telecommunications	867	819	48	5.9%
Regulatory assessments and insurance	94	537	(443)	(82.5)%
Merger and acquisition expense	—	4,150	(4,150)	(100.0)%
Postage	438	275	163	59.3%
Operational losses	228	217	11	5.1%
Courier service	357	278	79	28.4%
Gain on sale of foreclosed assets	(50)	(2)	(48)	2,400.0%
Loss on disposal of fixed assets	2	152	(150)	(98.7)%
Other miscellaneous expense	3,577	2,290	1,287	56.2%
Total other non-interest expense	19,445	21,705	(2,260)	(10.4)%
Total non-interest expense	$46,344	$47,528	$(1,184)	(2.5)%
Average full-time equivalent staff	1,160	1,146	14	1.2%
Non-interest expense decreased by $1,184,000 (2.5)% to $46,344,000 during the three months ended September 30, 2019 as compared to $47,528,000 for the three months ended September 30, 2018. The acquisition of FNB Bancorp was completed in July 2018, thereby eliminating merger related expenses of $4,150,000 for the three months ended September 30, 2019 as compared to the same period in 2018.
Salary and benefit expenses increased $1,076,000 or 4.2% to $26,899,000 during the three months ended September 30, 2019 compared to $25,823,000 during the three months ended June 30, 2018. Base salaries, net of deferred loan origination costs increased by $1,971,000 or 12.6% to $17,656,000. These increases were the result of annual merit increases as well as compensation adjustments associated with changes in the organizational structure of management. Commissions and incentive compensation decreased $724,000 or (16.0)% to $3,791,000 during the three months ended September 30, 2019 compared to the year-ago quarter due primarily to accruals associated with the retention of personnel through the integration of the FNB Bancorp acquisition. Benefits and other compensation expense decreased $171,000 or (3.0)% to $5,452,000 during the three months ended September 30, 2019 due to improvements in loss rates associated with employer provided health insurance.

The following table presents the key components of non-interest expense for the current and prior year to date periods indicated:

	Nine months ended September 30,
(dollars in thousands)	2019	2018	$ Change	% Change
Base salaries, net of deferred loan origination costs	$51,624	$44,076	$7,548	17.1%
Incentive compensation	10,064	9,126	938	10.3%
Benefits and other compensation costs	17,058	15,726	1,332	8.5%
Total salaries and benefits expense	78,746	68,928	9,818	14.2%
Occupancy	11,223	8,574	2,649	30.9%
Data processing and software	10,114	7,979	2,135	26.8%
Equipment	5,298	4,938	360	7.3%
Intangible amortization	4,293	2,068	2,225	107.6%
Advertising	4,222	3,214	1,008	31.4%
ATM and POS network charges	3,936	3,860	76	2.0%
Professional fees	2,895	2,898	(3)	(0.1)%
Telecommunications	2,437	2,201	236	10.7%
Regulatory assessments and insurance	1,095	1,384	(289)	(20.9)%
Merger and acquisition expense	—	5,227	(5,227)	(100.0)%
Postage	1,063	934	129	13.8%
Operational losses	679	763	(84)	(11.0)%
Courier service	1,039	769	270	35.1%
Gain on sale of foreclosed assets	(246)	(390)	144	(36.9)%
Loss on disposal of fixed assets	82	206	(124)	(60.2)%
Other miscellaneous expense	11,617	9,673	1,944	20.1%
Total other non-interest expense	59,747	54,298	5,449	10.0%
Total non-interest expense	$138,493	$123,226	$15,267	12.4%
Average full-time equivalent staff	1,145	1,050	95	9.0%
Non-interest expense increased by $15,267,000 (12.4%) to $138,493,000 during the nine months ended September 30, 2019 as compared to the $123,226,000 for the nine months ended September 30, 2018. Virtually all significant increases in non-interest expense can be attributed to the acquisition of FNB Bancorp that took place in July 2018, which is reflected in all periods during the nine months ended September 30, 2019.

About TriCo Bancshares
Established in 1975, Tri Counties Bank is a wholly-owned subsidiary of TriCo Bancshares (NASDAQ: TCBK) headquartered in Chico, California, providing a unique brand of customer Service with Solutions available in traditional stand-alone and in-store bank branches in communities throughout Northern and Central California. Tri Counties Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATM, online and mobile banking access. Brokerage services are provided by the Bank’s investment services through affiliation with Raymond James Financial Services, Inc. Visit www.TriCountiesBank.com to learn more.

Forward-Looking Statement
The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond our control. There can be no assurance that future developments affecting us will be the same as those anticipated by management. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the impact of changes in financial services policies, laws and regulations; technological changes; mergers and acquisitions; changes in the level of our nonperforming assets and charge-offs; any deterioration in values of California real estate, both residential and commercial; the effect of changes in accounting standards and practices; possible other-than-temporary impairment of securities held by us; changes in consumer spending, borrowing and savings habits; our ability to attract deposits and other sources of liquidity; changes in the financial performance and/or condition of our borrowers; the impact of competition from other financial service providers; the possibility that any of the anticipated benefits of our recent merger with FNBB will not be realized or will not be realized within the expected time period, or that integration of FNBB’s operations will be more costly or difficult than expected; the challenges of integrating and retaining key employees; unanticipated regulatory or judicial proceedings; the costs and effects of litigation and of unexpected or adverse outcomes in such litigation; and our ability to manage the risks involved in the foregoing. Additional factors that could cause results to differ materially from those described above can be found in our Annual Report on Form 10-K for the year ended December 31, 2018, which is on file with the Securities and Exchange Commission (the “SEC”) and available in the “Investor Relations” section of our website, https://www.tcbk.com/investor-relations and in other documents we file with the SEC. Annualized, pro forma, projections and estimates are not forecasts and may not reflect actual results.

TRICO BANCSHARES—CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited. Dollars in thousands, except share data)

	Three months ended
	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Revenue and Expense Data
Interest income	$68,889	$68,180	$67,457	$68,065	$64,554
Interest expense	4,201	3,865	3,587	4,063	4,065
Net interest income	64,688	64,315	63,870	64,002	60,489
Provision for (benefit from) loan losses	(329)	537	(1,600)	806	2,651
Noninterest income:
Service charges and fees	10,590	10,128	9,070	10,132	9,743
Gain on sale of investment securities	107	—	—	—	207
Other income	3,411	3,295	2,733	2,541	2,386
Total noninterest income	14,108	13,423	11,803	12,673	12,336
Noninterest expense:
Salaries and benefits	26,899	26,719	25,128	25,014	25,823
Occupancy and equipment	5,390	5,490	5,641	5,278	5,056
Data processing and network	4,754	4,624	4,672	4,455	3,981
Other noninterest expense	9,301	9,864	10,011	10,577	12,668
Total noninterest expense	46,344	46,697	45,452	45,324	47,528
Total income before taxes	32,781	30,504	31,821	30,545	22,646
Provision for income taxes	9,386	7,443	9,095	7,334	6,476
Net income	$23,395	$23,061	$22,726	$23,211	$16,170
Share Data
Basic earnings per share	$0.77	$0.76	$0.75	$0.76	$0.54
Diluted earnings per share	$0.76	$0.75	$0.74	$0.76	$0.53
Dividends per share	$0.22	$0.19	$0.19	$0.19	$0.17
Book value per common share	$29.39	$28.71	$28.04	$27.20	$26.37
Tangible book value per common share (1)	$21.33	$20.60	$19.86	$18.97	$18.10
Shares outstanding	30,512,187	30,502,757	30,432,419	30,417,223	30,417,818
Weighted average shares	30,509,057	30,458,427	30,424,184	30,422,687	30,011,307
Weighted average diluted shares	30,629,027	30,642,518	30,657,833	30,671,723	30,291,225
Credit Quality
Loans past due 30 days or more	$8,089	$14,580	$16,761	$17,368	$13,218
Nonperforming originated loans	$11,260	$14,087	$13,737	$19,416	$17,087
Total nonperforming loans	$18,565	$20,585	$19,565	$27,494	$27,148
Total nonperforming assets	$20,111	$22,133	$21,880	$29,774	$28,980
Loans charged-off	$1,522	$293	$726	$424	$1,142
Loans recovered	$520	$560	$1,808	$596	$570
Selected Financial Ratios
Return on average total assets	1.44%	1.45%	1.43%	1.46%	1.05%
Return on average equity	10.42%	10.68%	10.93%	11.33%	9.11%
Average yield on loans	5.46%	5.50%	5.48%	5.48%	5.24%
Average yield on interest-earning assets	4.72%	4.76%	4.77%	4.78%	4.57%
Average rate on interest-bearing deposits	0.34%	0.33%	0.30%	0.29%	0.24%
Average cost of total deposits	0.23%	0.22%	0.20%	0.20%	0.16%
Average rate on borrowings and subordinated debt	3.50%	4.62%	4.75%	3.24%	2.60%
Average rate on interest-bearing liabilities	0.45%	0.42%	0.39%	0.44%	0.44%
Net interest margin (fully tax-equivalent)	4.44%	4.50%	4.52%	4.49%	4.29%
Loans to deposits	78.98%	76.82%	74.29%	74.95%	79.08%
Efficiency ratio	58.82%	60.07%	60.06%	59.11%	65.26%
Supplemental Loan Interest Income Data
Discount accretion on acquired loans	$2,360	$1,904	$1,655	$1,982	$2,098
All other loan interest income	$54,639	$53,587	$52,743	$53,680	$51,004
Total loan interest income	$56,999	$55,491	$54,398	$55,662	$53,102
(1)Tangible book value per share is calculated by subtracting goodwill and other intangible assets from total shareholders’ equity and dividing that result by the shares outstanding at the end of the period. Management believes that tangible book value per common share is meaningful because it is a measure that the Company and investors commonly use to assess shareholder value.

TRICO BANCSHARES—CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited. Dollars in thousands)

Balance Sheet Data	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Cash and due from banks	$259,047	$175,582	$318,708	$227,533	$226,543
Securities, available for sale	987,054	1,136,946	1,116,426	1,117,910	1,058,806
Securities, held to maturity	393,449	412,524	431,016	444,936	459,897
Restricted equity securities	17,250	17,250	17,250	17,250	17,250
Loans held for sale	7,604	5,875	5,410	3,687	3,824
Loans:
Commercial loans	278,458	276,045	269,163	276,548	289,645
Consumer loans	442,539	434,388	418,352	418,982	421,287
Real estate mortgage loans	3,247,156	3,178,730	3,129,339	3,143,100	3,132,202
Real estate construction loans	214,195	214,524	217,477	183,384	184,302
Total loans, gross	4,182,348	4,103,687	4,034,331	4,022,014	4,027,436
Allowance for loan losses	(31,537)	(32,868)	(32,064)	(32,582)	(31,603)
Total loans, net	4,150,811	4,070,819	4,002,267	3,989,432	3,995,833
Premises and equipment	87,424	88,534	89,275	89,347	89,290
Cash value of life insurance	117,088	116,606	117,841	117,318	116,596
Accrued interest receivable	18,205	20,990	20,431	19,412	19,592
Goodwill	220,872	220,972	220,972	220,972	220,972
Other intangible assets	24,988	26,418	27,849	29,280	30,711
Operating leases, right-of-use	28,957	30,030	30,942	—	—
Other assets	72,134	72,626	73,465	75,364	79,551
Total assets	$6,384,883	$6,395,172	$6,471,852	$6,352,441	$6,318,865
Deposits:
Noninterest-bearing demand deposits	$1,777,357	$1,780,339	$1,761,559	$1,760,580	$1,710,505
Interest-bearing demand deposits	1,222,955	1,263,635	1,297,672	1,252,366	1,152,705
Savings deposits	1,843,873	1,856,749	1,925,168	1,921,324	1,801,087
Time certificates	451,222	441,450	445,863	432,196	428,820
Total deposits	5,295,407	5,342,173	5,430,262	5,366,466	5,093,117
Accrued interest payable	2,847	2,665	2,195	1,997	1,729
Operating lease liability	28,494	29,434	30,204	—	—
Other liabilities	87,867	74,590	86,362	83,724	82,077
Other borrowings	16,423	13,292	12,466	15,839	282,831
Junior subordinated debt	57,180	57,132	57,085	57,042	56,996
Total liabilities	5,488,218	5,519,286	5,618,574	5,525,068	5,516,750
Common stock	543,415	542,939	542,340	541,762	541,519
Retained earnings	351,751	335,145	319,865	303,490	287,555
Accumulated other comprehensive income (loss)	1,499	(2,198)	(8,927)	(17,879)	(26,959)
Total shareholders’ equity	$896,665	$875,886	$853,278	$827,373	$802,115
Quarterly Average Balance Data
Average loans	$4,142,602	$4,044,044	$4,023,864	$4,026,569	$4,019,391
Average interest-earning assets	$5,810,248	$5,764,966	$5,759,966	$5,679,845	$5,629,091
Average total assets	$6,452,470	$6,385,889	$6,426,227	$6,316,337	$6,255,713
Average deposits	$5,327,235	$5,370,879	$5,387,079	$5,242,139	$5,068,841
Average borrowings and subordinated debt	$130,506	$75,185	$72,459	$179,774	$303,611
Average total equity	$890,667	$866,284	$843,090	$812,525	$797,131
Capital Ratio Data
Total risk based capital ratio	15.2%	14.9%	14.4%	14.4%	13.9%
Tier 1 capital ratio	14.5%	14.2%	13.6%	13.7%	13.2%
Tier 1 common equity ratio	13.4%	13.0%	12.5%	12.5%	12.0%
Tier 1 leverage ratio	11.3%	11.1%	10.6%	10.7%	10.7%
Tangible capital ratio (1)	10.6%	10.2%	9.7%	9.5%	9.1%
(1)Tangible capital ratio is calculated by subtracting goodwill and other intangible assets from total shareholders’ equity and total assets and then dividing the adjusted assets by the adjusted equity. Management believes that the tangible capital ratio is meaningful because it is a measure that the Company and investors commonly use to assess capital adequacy.
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